Exhibit 10.1

DATED                      2007

(1)	CBRERT COVENTRY LIMITED

(2)	THE ROYAL BANK OF SCOTLAND PLC

LOAN AGREEMENT

STEPHENSON HARWOOD

One, St. Paul’s Churchyard

London EC4M 8SH

Tel: 020 7329 4422

Fax: 020 7606 0822

Ref: 712/01-45-03960

TABLE OF CONTENTS

1	INTERPRETATION	1

2	THE FACILITY	8

3	DRAWINGS	8

4	INTEREST	9

5	REPAYMENT	10

6	EXTERNAL FACTORS	11

7	REPRESENTATIONS AND WARRANTIES	13

8	COVENANTS	14

9	ACCOUNTS, APPLICATION OF RENTS RECEIVED AND MANAGING AGENT	19

10	EVENTS OF DEFAULT	22

11	INDEMNITIES	24

12	PAYMENTS	25

13	VALUATIONS	25

14	COMMUNICATIONS	26

15	LAW AND JURISDICTION	26

16	ASSIGNMENT AND TRANSFER	27

17	MISCELLANEOUS	28

LOAN AGREEMENT

Dated:          April 2007

BETWEEN:

(1)	CBRERT COVENTRY LIMITED (the “Borrower”) (a company incorporated in Jersey with registered number 096176 and whose registered office is at 47 Esplanade, St Helier, Jersey JE1 0BD, Channel Islands; and

(2)	THE ROYAL BANK OF SCOTLAND plc (the “Bank”) of 280 Bishopsgate, London EC2M 4RB (fax number 020 7672 0988) or such other office in the United Kingdom as it may select from time to time.

PRELIMINARY:

The Bank has agreed to provide the Borrower with a loan facility in the aggregate principal amount of up to the Commitment on the following terms and conditions.

OPERATIVE PROVISIONS:

1	INTERPRETATION

1.1	Definitions In this agreement (and, save where the context expressly states or requires otherwise, the other Finance Documents defined below):

“Account Bank” means such bank or financial institution as may maintain a Control Account from time to time;

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company;

“Bank’s Solicitors” means Stephenson Harwood of One St. Paul’s Churchyard London EC4M 8SH or such other solicitors as the Bank may instruct from time to time;

“Borrower’s Solicitors” means K&L Gates or such other solicitors as the Borrower may instruct from time to time;

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for business in London;

“Cash Lock-Up Event” means the circumstance where the Tenant has given the Borrower notice of its intention to exercise a break under the Occupational Lease and either the Tenant has stopped paying rent or there is a new tenant and the Bank and the Borrower have not agreed revised terms and conditions to this agreement to reflect such new tenancy and the financial position of the new tenant;

“Centre of Main Interest” means, in relation to the Borrower, the “centre of main interests” for the purposes of Council Regulation (EC) No 1346/2000 of 29 May 2000 on insolvency proceedings of the Borrower;

“Commitment” means the lower of:

(a)	£5,500,000; and

(b)	55% of the Market Value of the Property;

“Commitment Termination Date” means 30th June 2007;

“Compliance Certificate” means a certificate following the form set out in Schedule 4;

“Control Account” means each of the General Account and the Rental Income Account;

“Debenture” means a debenture (incorporating, inter alia, a legal charge over the Property) in the form agreed between the parties on or before the date hereof, executed by the Borrower;

“Drawdown Date” means the date upon which the Drawing is made;

“Drawing” means each amount advanced or to be advanced by the Bank pursuant to clause 3, as reduced by repayment or prepayment from time to time;

“Encumbrance” includes any mortgage, charge (fixed or floating), pledge, hypothecation or lien and any other arrangement or interest (whether by way of assignment, trust, title retention or otherwise) which has the effect of creating security or payment priority;

“Environmental Law” means any applicable law including (without limitation) any statute, regulation, order, code of practice, approval or similar control made or issued by any international, national or local government or regulatory body or any common law obligations or liabilities concerning the protection safety or health of humans or the environment;

“Event of Default” means any one of the events mentioned in clause 10.1;

“Facility” means the term loan facility of up to £5,500,000 made available under this Agreement as described in clause 2.1;

“Finance Documents” means this agreement, the Security Documents and the Hedging Documents and any other documents designated in writing as such by the Bank and the Borrower;

“General Account” means the account designated as such and maintained by the Borrower in accordance with clause 9 and includes its interest in any replacement account or sub-division or sub-account of that account;

“Gross Rental Income” means at any time the gross rents, service charges and other monies reserved by or arising out of the Occupational Leases and to which the Borrower is entitled and all other monies derived by the Borrower from any third parties relating to the use and/or occupation of the Property including without limitation any loss of rent insurance payments;

“Hedging Documents” means an ISDA Master Agreement and Schedule and a confirmation of an interest rate cap/swap/swaption or any other derivative product in a form reasonably prescribed or agreed by the Bank to be entered into by the Borrower with a financial institution approved by the Bank (such approval not to be unreasonably withheld) in order to regulate the rate of interest payable by the Borrower to the Bank pursuant to clause 4;

“Indebtedness” means:

(i)	any obligation of a person for or in respect of monies borrowed or raised by whatever means (including by means of acceptances, deposits and finance leases and any liability evidenced by bonds, debentures, notes or similar instruments);

(ii)	the amount of any liability in respect of leases or hire purchase contracts which would, in accordance with generally accepted accounting standards in the place of incorporation of that person, be treated as finance leases;

(iii)	the acquisition cost of any asset to the extent that such cost is payable after the acquisition of the asset in question and such deferral is arranged primarily with a view to raising finance generally and/or financing the acquisition of that asset;

(iv)	liabilities under any currency swap or interest swap, cap or collar arrangements or any other derivative instrument entered into other than in order to regulate the amount of interest payable on the Drawing;

(v)	amounts raised under any other transaction having the commercial effect of a borrowing or raising of money; or

(vi)	any guarantee, indemnity or similar assurance against financial loss of any person;

“Insurance Policy” means each or any insurance policy effected or insured pursuant to clause 8.1.3(i) of this agreement

“Interest Payment Date” means 20 January, 20 April, 20 July and 20 October in each year (or, if a non-Business Day, on the Business Day falling immediately thereafter in the same calendar month or, if none, the immediately preceding Business Day) and the Repayment Date;

“Interest Period” means a period by reference to which interest on a Drawing is calculated, as determined under clause 4.1;

“Lease Guarantor” means The Capita Group plc;

“LIBOR” means the British Bankers’ Association Interest Settlement Rate for sterling for a period equal to the relevant Interest Period as appearing on the Telerate page 3750 at 11.00am on the relevant Quotation Date or if no such rate appears, the rate at which such deposits were offered by prime banks to the Bank at that time in the London Inter-Bank Market;

“Loan” means the aggregate amount from time to time advanced to the Borrower under this agreement and not repaid;

“LTV Percentage” means the ratio (expressed as a percentage) of (x) the aggregate of the Loan less any monies deposited into a blocked account pursuant to clause 8.1.8(b) to (y) the aggregate Market Value of the Property;

“Management Agency Agreement” means a management and rental collection agency agreement entered into or to be entered into by the Borrower and the Managing Agent;

“Managing Agent” means CB Richard Ellis Limited or such other Managing Agent as may be appointed to manage the Property by the Borrower with the prior written consent of the Bank (such consent not to be unreasonably refused);

“Managing Agent’s Account” means a client account of the Managing Agent into which the Gross Rental Income from the Property is paid in accordance with clause 9.6.1;

“Mandatory Costs Rate” means the percentage rate per annum from time to time determined by the Bank as reflecting the cost, loss or difference in return which would be suffered or incurred by the Bank (as it may from time to time determine) as a result of it complying with:

(a)	the special deposit and cash ratio deposit requirements of the Bank of England;

(b)	any charge imposed by the Financial Services Authority; and

(c)	if the United Kingdom becomes a Participating Member State, any reserve asset requirements imposed by the European Central Bank;

“Margin” means 0.65% per annum;

“Market Value” means the value of the Property on a market value basis as defined in the then current Royal Institution of Chartered Surveyors Appraisal and Valuation Manual (or its successor);

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month unless that later day is not a Business Day, in which case it shall end on the next succeeding Business Day Provided that if a period starts on the last Business Day in a calendar month or if there is no numerically corresponding day in the calendar month in which it is to end, it shall end on the last Business Day in that later calendar month;

“Net Rental Income” means the Gross Rental Income after deducting:

(i)	all Service Charge Proceeds; and

(ii)	any VAT chargeable in respect of any such sum;

“Occupational Lease” means any the lease dated 16th April 2002 between Prologis (Coventry) Limited, Capita Business Services Limited as tenant and Capita Group plc as guarantor and/or any other lease, underlease, tenancy or licence to which any of the Borrower’s interests in the Property is now or in the future in reversion and such expression shall include any variation from time to time thereto and any documents from time to time supplemental thereto and “Occupational Leases” shall be construed accordingly;

“Participating Member State” means each member state of the European Union which has adopted the euro as its lawful currency at the relevant time;

“Property” means the Property described in schedule 5;

“Qualifying Bank” means a financial institution which is a bank as defined in Section 840(A) of the Income and Corporation Taxes Act 1988 and which is both within the charge to United Kingdom corporation tax as regards any interest received by it under this agreement and beneficially entitled to such interest and accordingly satisfies the requirements of Section 991 of the Income Taxes Act 2007 enabling interest to be paid without withholding tax

“Quotation Date” means, in relation to an Interest Period, the day on which quotations would ordinarily be given by prime banks in the London Inter-Bank Market for deposits in sterling for delivery on the first day of that period;

“Rental Income Account” means the account designated as such and maintained by the Borrower in accordance with clause 9 and includes its interest in any replacement account or sub-division or sub-account of that account;

“Repayment Date” means the date falling seven years after the Drawdown Date;

“Reservations” means each and all of the following legal reservations, that:

(a)	equitable remedies may be granted or refused at the discretion of the court;

(b)	there are limitations on enforcement by laws relating to insolvency generally and other laws generally affecting the rights of creditors;

(c)	there is time barring of claims under the Limitation Act 1980 or other applicable laws;

(d)	there is the possibility that an undertaking to assume liability for or to indemnify against non-payment of United Kingdom stamp duty land tax may be void; and

(e)	there may be defences of set-off or counterclaim (provided that nothing in this definition purports to grant to the relevant person any such right and is without prejudice to any restriction contained in the Finance Documents) and similar principles, rights and defences under the laws of any foreign jurisdiction in which relevant obligations may have to be performed;

“Secured Obligations” means all present and future obligations and liabilities (whether actual or contingent), whether owed jointly, severally or in any other capacity whatsoever and whether originally incurred by the Borrower to the Bank under each of the Finance Documents except for any obligation or liability which, if it were so included, would cause that obligation or liability or any of the security in respect thereof, to be unlawful or prohibited by any applicable law;

“Securitisation” means any securitisation or similar transaction involving any part of the rights of the Bank under this Agreement;

“Security Documents” means the documents referred to in paragraph 2.2 of schedule 1 and any other documents providing security for the Borrower’s obligations under this agreement from time to time;

“Security Interest Agreement (Shares)” means a Jersey law security interest agreement providing security over the shares of the Shareholder in the Borrower;

“Security Provider” means each party to the Security Documents other than the Bank and the Borrower;

“Service Charge Expenses” means any expense or liability incurred by a tenant under the Occupational Lease:

(a)	by way of reimbursement of expenses incurred, or on account of expenses to be incurred, by or on behalf of the Borrower in the management, maintenance and repair or similar obligation of, or the provision of services specified in the Occupational Lease in respect of the Property and the payment of insurance premiums for that Property;

(b)	to, or for expenses incurred by or on behalf of, the Borrower for a breach of covenant where such amount is or is to be applied by the Borrower in remedying such breach or discharging such expenses;

(c)	any contribution (but not including any amount or part of any amount which represents VAT chargeable in respect of such contribution) to a sinking fund paid by a tenant under the Occupational Lease; and

(d)	such other expenses as may be approved by the Bank;

“Service Charge Proceeds” means any Gross Rental Income which represents payment for Service Charge Expenses;

“Shareholder” means Hulfish Jersey Holdings Limited, a company incorporated in Jersey with company number 096715;

“Subordination Agreement” means the subordination agreement entered or to be entered into between the Borrower, Hulfish Jersey Holdings Limited as subordinated creditor and the Bank.

“Subsidiary Undertaking” means a subsidiary undertaking, as defined in Section 258 of the Companies Act 1985;

“Tax” includes any form of taxation, levy, duty, charge, contribution or impost of whatever nature (including any applicable fine, penalty, surcharge or interest);

“Tenant” means Capita Business Services Limited;

“Undertaking” means an undertaking in favour of the Bank from the Managing Agent, inter alia, to pay part of the Gross Rental Income into the Rental Income Account and to perform their obligations under the Management Agency Agreement substantially in the form of schedule 3; and

“Valuers” means Jones Lang LaSalle or such other valuers on the Bank’s “Tier 1 Valuation Panel” as the Bank may instruct from time to time to provide valuations of the Property.

1.2	References In this agreement (and, save where the context expressly states or requires otherwise, the other Finance Documents) , each reference to:

any document or agreement (including this agreement) is deemed to include a reference to such document or agreement as amended, novated, supplemented, substituted or replaced from time to time;

the “Bank” the “Borrower” and the “Managing Agent”, where the context so admits, is deemed to include their respective successors, assigns and/or transferees;

a clause or a schedule is, unless the context otherwise requires, a reference to a clause or schedule of this agreement;

a provision of a statute is, unless otherwise indicated, deemed to include a reference to such provision as amended, modified or re-enacted from time to time;

the singular, where the context so admits, is deemed to include the plural and vice versa;

a person is deemed to include a reference to a company, partnership, unincorporated body and any other entity and vice versa; and

an Event of Default “continuing” or “subsisting” shall mean an Event of Default which has not been remedied or waived.

1.3	Titles The title of any provision of this agreement shall not affect the meaning of that or any other provision.

2	THE FACILITY

2.1	Purpose The Bank will advance up to the Commitment to the Borrower who will use the same solely for the purpose of purchasing the Property (including paying or reimbursing costs associated therewith). The Bank will not be obliged to ascertain whether the Loan is so used.

2.2	Arrangement Fee The Borrower will pay the Bank an arrangement fee of £19,250 on the earlier of (i) the first Drawdown Date and (ii) the Commitment Termination Date.

3	DRAWINGS

3.1	Conditions Precedent

The Borrower will not be entitled to borrow the Drawing under this agreement until the Bank confirms to the Borrower that the Bank has received each of the documents and evidence specified in schedule 1 (or the Bank is satisfied that subject only to the making of the Drawing, it will receive such documents and evidence). The Bank shall give such confirmation promptly following receipt of such documents and evidence.

3.2	Mechanics The Borrower will be entitled to make one Drawing only, on a Business Day which falls before the Commitment Termination Date provided that:

3.2.1	the Bank has received from the Borrower no later than two Business Days before the proposed Drawdown Date (or such later time as the Bank may agree) a duly completed and executed notice in the form of schedule 2;

3.2.2	the Drawing shall be limited to the lower of

(i)	such amount as is equal to 55 per cent. of the Market Value of the Property; and

(ii)	the Commitment;

3.2.3	no Event of Default or event which upon the giving of notice or with the lapse of time or both or the satisfying of other conditions would constitute an Event of Default has occurred on or before the proposed Drawdown Date which has not been remedied to the Bank’s satisfaction or waived by the Bank in writing or will occur as a result of the drawdown of the Drawing; and

3.2.4	each of the representations and warranties contained in clause 7 are true and accurate on the proposed Drawdown Date.

3.3	Disbursement The Bank shall make the Drawing available to the Borrower by payment to such bank account of the Borrower or its solicitors in London or such bank account(s) of the vendor(s) relating to the acquisition of the Property as the Borrower has specified in the relevant drawdown notice.

3.4	Compensation If for any reason a Drawing is not drawn down after its drawdown notice has been given except as result of the Bank’s default, the Borrower will pay to the Bank on demand such amount as the Bank considers necessary to compensate it for any cost, expense or loss incurred in relation to the Drawing.

4	INTEREST

4.1	Periods The period for which the Loan is outstanding will be divided into consecutive Interest Periods, each of which (other than the first, which will start on the Drawdown Date) will start on the last day of the preceding Interest Period and end on the next Interest Payment Date.

4.2	Calculation and Payment Interest will accrue from day to day on the Loan and will be calculated at the applicable rate for each Interest Period, both before and after judgment, on the basis of the actual number of days elapsed in a 365 day year. Interest will be payable by the Borrower in arrears on each of the Interest Payment Dates for the period beginning on the immediately preceding Interest Payment Date or the Drawdown Date of the Drawing up to but excluding the current Interest Payment Date.

4.3	Ordinary rate The rate of interest applicable to the Loan during each Interest Period will be the aggregate of the Margin, LIBOR and the Mandatory Costs Rate.

4.4	Changes The Bank will give notice to the Borrower if at any time on or before the first day of any Interest Period the Bank determines that:

4.4.1	by reason of circumstances generally affecting the London Inter-Bank Market adequate and fair means do not exist for ascertaining LIBOR for such Interest Period; or

4.4.2	deposits in sterling are not available to the Bank in the London Inter-Bank Market in sufficient amounts and for the relevant maturity in the ordinary course of business.

4.5	Alternative rate If a notice is given under clause 4.4 then the relevant Interest Period will be of such duration as the Bank may reasonably think appropriate. During such period the rate of interest applicable to the Loan will be the aggregate of the Mandatory Costs Rate, the Margin and the rate per annum determined by the Bank to be the rate which represents the cost to the Bank of funding the Loan from whatever sources it may reasonably select.

4.6	Default rate If the Borrower fails to pay any interest, principal or other amount payable by it under this agreement on its due date (an “Overdue Amount”) or if the Bank has served notice on the Borrower pursuant to clause 10.2.3, the Borrower shall pay interest on the Overdue Amount or (in the case of notice having been served pursuant to clause 10.2.3 the amount of the Loan) outstanding from the due date until the date of actual payment at the rate per annum determined by the Bank to be the aggregate of 1.50 per cent. per annum, the Mandatory Costs Rate, LIBOR for such period or periods as it shall consider appropriate and the Margin.

5	REPAYMENT

5.1	Repayment Subject to clauses 5.3 and 5.4 below, the Borrower will repay the Loan, together with all accrued interest thereon and all other amounts payable under this agreement, to the Bank on the Repayment Date.

5.2	Voluntary Prepayment The Borrower will be entitled to prepay the whole or any part of the Loan at any time provided that:

5.2.1	the Borrower has given to the Bank not less than ten days prior notice of such prepayment save that such notice need not be given in the case of a prepayment made as a result of clauses 6.5, 8.1.4, 8.1.7 or 8.1.8 operating;

5.2.2	any prepayment of part of the Loan is in respect of an amount or multiple of £100,000 or such other amount that the Bank may agree, save that this minimum / multiple requirement shall not apply in the case of a prepayment made as a result of clauses 6.5, 8.1.4, 8.1.7 or 8.1.8 operating; and

5.2.3	if a prepayment is made on or before the second anniversary of the Drawdown Date and this is done by way of a third party refinancing of all or part of the Loan the Borrower shall pay to the Bank a prepayment fee as follows:

(i)	on or before the first anniversary of the Drawdown Date, 1% of the amount prepaid;

(ii)	after the first anniversary but on or before the second anniversary of the Drawdown Date, 0.5% of the amount prepaid provided that such prepayment fee shall not be payable if a prepayment is required to be made pursuant to clauses 6.5 or 8.1.4 and for the avoidance of doubt no prepayment fee under this clause shall be payable in respect of a prepayment made after the second anniversary of the Drawdown Date.

5.2.4	any notice given under this clause 5.2 will be irrevocable and will oblige the Borrower to make the intended prepayment.

5.3	Mandatory prepayment on disposal of Property If the Property (or any interest in all or part thereof) is sold, the Borrower shall procure that the sale proceeds (net of reasonable selling costs) are paid to the Bank, which shall apply such proceeds in payment of the Loan and any other sums payable under this Agreement and/or under any Hedging Document (on a pari passu basis), with any balance remaining being transferred to the General Account (or such other account as the Bank and the Borrower may agree).

5.4	Mandatory prepayment on change of control In the event that CB Richard Ellis Realty Trust ceases directly or indirectly to control at least 51% of the voting share capital of the Borrower without the prior written consent of the Bank (which consent shall not be unreasonably withheld or delayed) the Borrower shall, if so requested by the Bank, repay the Loan and all other amounts payable under this agreement.

5.5	No redrawing Amounts prepaid or repaid under any provision of this agreement will not be available for redrawing.

6	EXTERNAL FACTORS

6.1	Withholdings If at any time the Borrower is required by law to make any deduction or withholding from any payment due from the Borrower to the Bank, the Borrower shall simultaneously pay to the Bank whatever additional amount is necessary to ensure that the Bank receives a net sum equal to the payment it would have received had no deduction or withholding been made.

6.2	Taxes on receipt If the Bank is required to pay Tax (other than Tax on its overall net income) on any payment receivable or received under this agreement or any liability to Tax in respect of any such payment is assessed, imposed or levied on the Bank, then the Borrower will indemnify the Bank on demand against such payment or liability.

6.3	Tax credit If the Borrower pays an additional amount under either clauses 6.1 or 6.2 (a “Tax Payment”) as a result of which the Bank effectively obtains a refund of tax or credit against tax (a “Tax Credit”) which it identifies as being attributable to the Tax Payment, the Bank shall promptly reimburse to the Borrower such amount as the Bank determines in good faith to be the proportion of the Tax Credit which will leave it in no better or worse position than it would have been in if the Tax Payment had not been required. The Bank shall have a discretion as to the time at which to claim any Tax Credit and the extent, order and manner in which it does so; the Bank shall be under no obligation to organise its affairs in a manner which enables a Tax Credit to be obtained.

6.4	Increased costs If any introduction of or change in law or in its interpretation or administration by any relevant governmental authority or any request from or requirement of any other fiscal, monetary or other authority made or taking effect after the date of this agreement:

6.4.1	subjects the Bank to a cost in relation to its performance of this agreement, its maintenance of the Commitment or its advance of the Loan or increases any such cost; or

6.4.2	imposes or changes any reserve or other requirement against or in respect of any commitments or assets of the Bank (including the Commitment or the Loan); or

6.4.3	imposes on the Bank any other condition or payment obligation in relation to the Commitment, the Loan or any other matter arising under this agreement or affects the manner in which the Bank allocates its capital resources to its obligations under this agreement and the result of any of the above is to increase the cost to the Bank of making or maintaining all or any part of the Commitment or the Loan or otherwise to reduce the Bank’s expected return from all or any part of the Loan, then:

(a)	the Bank will promptly notify the Borrower of the happening of such event; and

(b)	the Borrower will pay to the Bank on demand from time to time such amounts as the Bank certifies to be necessary (providing in reasonable detail its computations save for any matters which the Bank reasonably regards as confidential in relation to funding arrangements) to compensate it for such increased cost or for such reduced return, provided that the Borrower will not be obliged to compensate the Bank in relation to any such increased cost or such reduced return compensated for by the payment of the Mandatory Costs Rate or by clause 6.1 (or which would have been so compensated but for the operation of clause 6.6), or attributable to a change in the rate of Tax on the overall net income of the Bank.

6.5	Illegality If at any time it becomes unlawful for the Bank to allow the Commitment to remain in effect or to make, fund or allow the Loan to remain outstanding then the Bank will promptly notify the Borrower and:

6.5.1	the Bank will not be required to make the Loan and the Commitment will be reduced to zero; and

6.5.2	if the Bank so requires by notice to the Borrower, the Borrower will repay the Loan and pay to the Bank all accrued interest, fees and other sums owed by the Borrower under this agreement, all on such date as the Bank may specify.

6.6	Qualifying Bank The Bank hereby warrants that it is at the date of this agreement a Qualifying Bank. If the Bank ceases to be a Qualifying Bank, then (save in circumstances where the Bank has ceased to be a Qualifying Bank by reason of any change in law, regulation or double taxation treaty or in its application or interpretation, in each case taking effect after the date of this agreement or, in the case of an assignee or transferee of the Bank, taking effect after the date of such assignment or transfer) the Borrower shall not be liable to pay to the Bank under clauses 6.1 or 6.2 any sum in excess of the sum they would have been obliged to pay if the Bank had been, or had not ceased to be, a Qualifying Bank. If at any time the Bank ceases to be or becomes aware that it will cease to be a Qualifying Bank it will promptly notify the Borrower.

6.7	Monetary Union If more than one currency or currency unit are at the same time recognised by the Bank of England as the lawful currency of the United Kingdom then:

6.7.1	any reference in this agreement or the Security Documents to, and any obligations arising under this agreement or the Security Documents in, Sterling shall be translated into, or paid in, the currency or currency unit of the United Kingdom designated by the Bank; and

6.7.2	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the Bank of England for the conversion of that currency or currency unit into the other, rounded up or down by the Bank acting reasonably.

6.8	Mitigation If circumstances arise which would, or would with the giving of notice, result in the Borrower being required to make a payment under clauses 6.1 or 6.2, or the Commitment being reduced to zero or the Borrower being obliged to prepay the Loan under clause 6.5, or the Borrower being required to pay any amount under clause 6.4, then without in any way limiting, reducing or qualifying the Borrower’s obligations under any of such clauses, the Bank will notify the Borrower of the circumstances as soon as reasonably practicable after becoming aware of them, and in consultation with the Borrower, take such reasonable steps as may be open to it to mitigate the effects of such circumstances but the Bank will not be obliged to take any action if to do so might have an adverse effect upon its business, operations or financial condition or cause it to incur additional liabilities or obligations (including Tax) or would reduce its return in relation to the Commitment.

7	REPRESENTATIONS AND WARRANTIES

7.1	The Borrower represents and warrants to the Bank that:

7.1.1	it is duly incorporated and in good standing under the laws of the country in which it is incorporated or established and it has the appropriate power and authority to acquire and own the Property;

7.1.2	it is not insolvent or in liquidation or administration or subject to any other insolvency procedure (but excluding any petition for winding-up which is frivolous or vexatious or an abuse of legal process and which is stayed or withdrawn within 14 days) and no receiver, administrative receiver, trustee, custodian or analogous officer has been appointed in respect of all or any part of its property, undertaking or assets;

7.1.3

it has the appropriate power to enter into and perform this agreement and the Security Documents to which it is a party, it has taken all necessary action to authorise the execution, delivery and performance of this agreement and the Security Documents to which it is a party and the obligations expressed as being assumed by it under this agreement and the Security Documents to which it is a party constitute (subject to the Reservations) its valid, legal and binding obligations and their performance will not contravene any provision of its memorandum and articles of association or any law or other obligation binding upon it;

7.1.4	no approval, authorisation, consent, licence, permit or registration of or with any governmental, judicial or other authority or other third party is required or desirable in connection with the execution, performance, validity or enforceability of this agreement or any of its Security Documents except for registration or attempted Slavenburg registration at Companies House in England and Wales and the Land Registry;

7.1.5	it holds (and has at all times complied with in all material respects) all material authorisations required to carry on its business and it is not aware of any event or circumstance which could reasonably be expected adversely to affect its right to hold and/or to obtain renewal of all such authorisations and/or to obtain any new material authorisations which will be required to enable the Borrower to carry on its business;

7.1.6	except as created by the Security Documents or by any lien arising by operation of law, there are no Encumbrances affecting any of its property, assets or undertaking (whether present or future);

7.1.7	the written information provided by the Borrower to the Bank prior to the date of this agreement was so far as the Borrower is aware true, complete and accurate in all material respects as at its date and the Borrower is not aware of any material facts or circumstances that have not been disclosed and which would be reasonably likely, if disclosed, adversely to affect the decision of a person considering whether or not to provide finance to it;

7.1.8	save to the extent that the Bank has provided consent under clause 5.4 at least 51% of the voting share capital of the Borrower is directly or indirectly controlled by CB Richard Ellis Realty Trust.

7.2	The representations and warranties contained in clause 7.1 shall be deemed to be repeated by the Borrower on each Interest Payment Date.

8	COVENANTS

8.1	Positive As a continuous obligation for so long as the Loan is outstanding or any other amounts are owed by the Borrower to the Bank under this agreement, the Borrower will:

8.1.1	procure that its liabilities under this agreement rank all times at least pari passu with all its other unsecured Indebtedness except Indebtedness preferred solely by law;

8.1.2	promptly upon it becoming aware of the same give notice to the Bank of the occurrence of any Event of Default or any other event which, with the giving of notice or lapse of time or both or the satisfying of other conditions would constitute an Event of Default;

8.1.3	(i) effect and maintain or ensure that there is effected and maintained at all times (either by the Borrower or by the Tenant pursuant to the Occupational Lease):

(a)	insurance in respect of the Property (and fixtures and fittings forming part of the Property) against loss or damage by fire, storm, tempest, flood, earthquake, lightning, explosion, impact, aircraft (other than hostile aircraft) and other aerial devices and articles dropped from them, riot, civil commotion and malicious damage, bursting or overflowing of water tanks, apparatus or pipes and such other risks and contingencies as are insured in accordance with sound commercial practice to the full reinstatement value thereof as approved by the Bank with adequate provision also being made for the cost of clearing the site and architects’, engineers’, surveyors’ and other professional fees incidental thereto (together with provision for forward inflation) and the loss of rents or prospective rents for a period of not less than three years;

(b)	insurance of the Property against terrorism on the terms set out in (a) above, to the extent available at reasonable cost and on reasonable terms; and

(c)	insurance against third party and public liability risks;

(ii)	ensure at all times that all Insurance Policies contain in terms satisfactory to the Bank:

(a)	a mortgagee clause; and

(b)	a non-vitiation provision; and

(c)	terms providing that it will not be invalidated so far as the Bank is concerned for failure to pay any premium due without the insurer first giving to the Bank not less than 30 days written notice;

(iii)	notify the Bank in writing of any material changes to its insurance cover made from time to time;

(iv)	not do or permit anything to be done which may make void or voidable any Insurance Policy;

(v)	procure that the Insurance Policies are effected and maintained with substantial and reputable underwriters approved by the Bank maintained at all times with a substantial and reputable insurance office or underwriters in each case having a long term credit rating of at least A from Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies Inc., A2 (long term) from Moody’s Investors Service, Inc. or A (long term) from Fitch Ratings Ltd.;

(vi)	duly and punctually pay all premiums and other monies payable under all Insurance Policies and promptly, upon request by the Bank, produce to the Bank a copy or sufficient extract of every Insurance Policy together with the premium receipts or other evidence of the payment thereof; and

(vii)	at all times ensure that (except as provided in clause 8.1.3(i)(c)) each Insurance Policy is in the names of the Borrower and the Bank as co-insured with the Bank named as loss payee for sums in excess of £50,000 or cause the interest of the Bank to be noted or endorsed on each Insurance Policy.

8.1.4	promptly notify the Bank upon becoming aware of any circumstances which would give rise to a claim in excess of £50,000 in respect of any insurance concerning the Property, and, in the event of such a claim being made procure (to the extent that it is able to do so) that the proceeds of any such claim (save to the extent that the proceeds are, under terms of the relevant insurance policy, properly payable to any third party or under the terms of the Occupational Lease are to be used to reinstate the Property) are paid promptly to the Bank (which may, if an Event of Default is subsisting, apply such proceeds by way of a repayment towards the Loan or otherwise shall hold such monies for the purposes for which they were paid);

8.1.5	provide the Bank, as soon as they become available, but in any event within six months after the end of each of its financial years with copies of its annual profit and loss accounts and balance sheet and provide the Bank within three months (or such other period as the Bank and the Borrower may agree) after the end of each of its financial quarters with copies of interim management information in a form satisfactory to the Bank (acting reasonably);

8.1.6	promptly provide the Bank with such financial or other information as the Bank may reasonably require from time to time;

8.1.7	ensure that at all times after the Drawdown Date, tested on each Interest Payment Date, the Net Rental Income from the Property in respect of the last rental quarter shall be at least 150 per cent. of the interest which has accrued on the Loan for the Interest Period just ended (and for the avoidance of doubt account shall be taken of the benefit of any interest hedging arrangements pursuant to any Hedging Documents).

If the Bank determines at any time that this requirement has been breached it shall notify the Borrower thereof and the Borrower will then be obliged to remedy the same within fourteen days of the giving of such notice by:

(i)	exercising its rights to make a prepayment under clause 5.2 (there being for the purpose of this provision only no minimum limit of £100,000) so that (taking into account the reduced amount of the Loan and on the basis of the same interest rate and the same Net Rental Income) there would not have been a breach of this clause (or by depositing an amount equal to such prepayment in a blocked deposit account with the Bank, which sum shall remain in such blocked deposit account until either it is applied by way of a repayment or prepayment of the Loan or such time as the covenant has been met without reference to such sum on two successive Interest Payment Dates); or

(ii)	by entering into such Hedging Document as the Bank may reasonably require to ensure that such breach is remedied;

8.1.8	ensure that the LTV Percentage (tested on each Interest Payment Date) does not exceed 55%.

If the Bank determines at any time that this requirement has been breached it shall notify the Borrower thereof and the Borrower will then be obliged to remedy the same within fourteen days of the giving of such notice by either (a) exercising its rights under clause 5.2 (there being for the purpose of this provision only no minimum limit of £100,000) so that the amount of the loans outstanding from the Borrower to the Bank is reduced by the necessary amount or (b) depositing sufficient monies in a blocked account charged to the Bank which, when deducted from the Loan, would ensure compliance with the above (and all or part of which funds may subsequently be withdrawn by the Borrower if the LTV Percentage (ignoring any such part of the deposit to be withdrawn) is less than or equal to the required level);

8.1.9	duly and promptly fulfil its obligations and not refrain from exercising its rights under the Occupational Leases where not to do so or to do so (as the case may be) would materially affect the interests of the Bank and notify the Bank of any material default by any lessee or tenant of the Property;

8.1.10	comply at all times in all material respects with Environmental Law relating to the Property;

8.1.11	within 30 days of the date of this agreement enter into hedging arrangements and Hedging Documents satisfactory to the Bank (acting reasonably) in respect of all of its interest obligations under this agreement and thereafter to maintain such hedging arrangements in accordance with their terms (and where such hedging is taken out with the Bank the Borrower’s obligations under the Hedging Documents shall rank pari passu with the Loan);

8.1.12	on or before each Interest Payment Date provide the Bank with an up to date Compliance Certificate signed by a director of the Borrower and

8.1.13	maintain its Centre of Main Interests in the same location as at the date of this agreement.

8.2	Negative As a continuous obligation for so long as the Loan is outstanding or any other amounts are owed by the Borrower to the Bank under this agreement, the Borrower will not without the prior written consent of the Bank:

8.2.1	other than the Security Documents or any lien arising by operation of law, create or permit to arise or continue any Encumbrance affecting all or any of its property, assets and undertaking (whether present or future);

8.2.2	sell, assign, transfer or otherwise dispose of (whether by one transaction or a series of transactions and whether at any one time or over a period of time) the whole or any part of its interest in the Property;

8.2.3	carry on any business other than ownership and management of the Property and not incur any liabilities other than in connection with the ownership and management of the Property;

8.2.4	pay, make or declare any dividend or other distribution, unless:

(i)	such dividends or distributions are made from amounts standing to the credit of the General Account; and

(ii)	no Event of Default is subsisting; and

(ii)	either the Tenant has not given notice to exercise the break clause contained in the Occupational Lease or such notice has been given and the Bank has (subject to such conditions as the Bank may in its discretion require) approved a new tenant of the Property;

8.2.5	make any loans or grant any credit (save in the ordinary course of business) to any person save where the amount of such loans or credit does not exceed £50,000;

8.2.6	agree to any assignment, material amendment or material variation of or the termination of any Occupational Leases relating to the Property or consent to any sublease or grant or agree to grant any new Occupational Lease or licence relating to the Property; and

8.2.7	make any change to its memorandum and articles of association which might reasonably be expected to have a material and adverse effect upon the interests of the Bank.

9	ACCOUNTS, APPLICATION OF RENTS RECEIVED AND MANAGING AGENT

9.1	Accounts

9.1.1	The Borrower shall within 30 days of the Drawdown Date open and maintain in its name with the Bank or Royal Bank of Scotland International Limited in Jersey (or, if the Bank so requires or the Borrower so requests and the Bank consents (such consent not to be unreasonably withheld or delayed) with another bank or financial institution with a short-term credit rating of at least A-1+ from Standard & Poor’s Rating Services, a division of The McGraw Hill Companies Inc., P-1 (short-term) from Moody’s Investors Service, Inc. and F1 (short-term) from Fitch Ratings Ltd. and a long term credit rating of A1 from Moody’s Investors Service, Inc.):

(i)	a current account designated “Rental Income Account”; and

(ii)	a current account designated “General Account”.

9.1.2	The Borrower shall within 30 days of the Drawdown Date provide the Bank with a duly executed Jersey law security interest agreement in respect of the Control Accounts in such form as the Bank may reasonably require, together with any notices required to be served thereunder.

9.1.3	The Borrower may not, without the prior written consent of the Bank, maintain any other accounts with any bank or financial institution.

9.2	Payments into Rental Income Account The Borrower shall ensure that all amounts payable to it (not otherwise paid directly to the Bank) under any Hedge Document are promptly paid directly into the Rental Income Account together with Net Rental Income in accordance with clause 9.8.2.

9.3	Restrictions on withdrawals

9.3.1	The Borrower shall have signing rights on the General Account and the Rental Income Account provided that the Bank shall have sole signing rights in each case if an Event of Default is subsisting and the Bank gives notice to the Borrower that it requires to have such sole signing rights.

9.3.2	Despite any other provision of this clause 9, no withdrawal may be made by the Borrower from the Rental Income Account or the General Account if an Event of Default is continuing or would occur as a result of that withdrawal, except with the prior written consent of the Bank or to pay sums owed to the Bank in accordance with this agreement.

9.3.3	On the Repayment Date or upon any part of the Loan becoming immediately due and payable under this Agreement, the monies standing to the credit of the Rental Income Account or the General Account may be applied by the Bank in or towards payment of the Secured Obligations.

9.4	Rental Income Account

9.4.1	On each Interest Payment Date and on the Repayment Date the Bank shall (or the Borrower shall if it has signing rights) withdraw all amounts standing to the credit of the Rental Income Account and apply them in or towards (and if the credit balance is insufficient to pay all those items, in the following order):

(i)	firstly, any unpaid costs, fees and expenses due to the Bank under the Finance Documents;

(ii)	secondly, all accrued interest, costs, fees, expenses and any other amount (other than the Loan) due and payable to the Bank under the Finance Documents;

(iii)	thirdly, if relevant, the Loan to the extent then due and payable to the Bank;

(iv)	fourthly, if no Event of Default or Cash Lock-Up Event is continuing, to the General Account. If an Event of Default or Cash Lock-Up Event is continuing, any balance shall remain in the Rental Income Account for further application, in accordance with this Agreement, on the next Interest Payment Date.

9.5	General Account

9.5.1	Unless an Event of Default is continuing, the Borrower may make withdrawals from the General Account to be applied in or towards any purpose not prohibited under the Finance Documents.

9.5.2	If an Event of Default is continuing, the Bank may give notice to the relevant Account Bank that no amount may be withdrawn from the General Account without its prior written consent.

9.6	Managing Agent Client Account

9.6.1	The Borrower shall ensure that the Managing Agent opens and maintains (with such bank or financial institution as the Bank may, acting reasonably, approve) an interest bearing client or trust account in the name of that Managing Agent.

9.6.2	If an Event of Default is continuing, the Bank may, by notice in writing to the any tenant of the Property direct that such tenant pay all Gross Rental Income directly into the Rental Income Account notwithstanding any previous instructions given to that tenant to the contrary.

9.7	Accounts generally

9.7.1	The Rental Income Account and the General Account shall be denominated in sterling.

9.7.2	This clause 9 does not limit or affect the Borrower’s obligations to pay the Secured Obligations or to make voluntary or mandatory payments under the Finance Documents.

9.7.3	The Bank shall not be responsible to the Borrower for the non-payment of any of the Secured Obligations which could be paid out of moneys standing to the credit of any Control Account nor shall the Bank be liable for any withdrawal from a Control Account wrongly made (except for gross negligence, fraud or wilful misconduct by the Bank).

9.8	Managing Agent

9.8.1	The Borrower shall procure that the Property is managed at all times by the Managing Agent under the Management Agency Agreement and that all Gross Rental Income is paid within 5 Business Days of receipt into the Managing Agent’s Account or, if so instructed by the Bank following an Event of Default which has not been remedied to the reasonable satisfaction of the Bank or waived by the Bank, into the Rental Income Account.

9.8.2	Without prejudice to any rights of the Bank under any relevant Security Document, the Borrower shall ensure that within ten Business Days of receipt of the Gross Rental Income (and in any event before the Interest Payment Date following the relevant rental quarter date) the Managing Agent shall transfer the Net Rental Income to the Rental Income Account.

9.8.3	The Bank may require the Borrower

(i)	to terminate the Management Agency Agreement if (i) in the reasonable opinion of the Bank, the current Managing Agent is not satisfactorily performing its duties of managing the Property or collecting the Gross Rental Income in accordance in each case with the practice of good estate management and/or (ii) the Bank has given notice to the Borrower under clause 10.2.4. and /or

(ii)	to appoint other Managing Agent if the current Managing Agent cease to exist, become insolvent or otherwise cease to manage the Property or collect the Gross Rental Income as required herein.

9.8.4	The Borrower will not terminate the Management Agency Agreement without the consent of the Bank (such consent not to be unreasonably withheld or delayed) and will procure that if any new Managing Agent is appointed, it enters into a management agency agreement and undertaking containing substantially the same provisions as the Management Agency Agreement and Undertaking prior to their appointment or such other terms as the Bank may reasonably approve.

10	EVENTS OF DEFAULT

10.1	Events Each of the following will be an Event of Default:

10.1.1	if the Borrower fails to make payment of any amount payable by it in the manner and at the time provided in this agreement or any of its Security Documents provided that where such failure is, in the reasonable opinion of the Bank, caused by a technical or administrative error, it shall not constitute an Event of Default until 11am on the third Business Day following the due date;

10.1.2	if any representation or warranty made or repeated by the Borrower, or a Security Provider in this agreement or any Security Documents or in any notice delivered under any of them shall prove to have been incorrect in any material respect as of the time made or repeated and if the circumstances giving rise to that default (if capable of remedy in the reasonable opinion of the Bank) remains unremedied to the satisfaction of the Bank for fifteen Business Days after notice requiring its remedy has been given by the Bank to the Borrower;

10.1.3	if the Borrower fails to comply with clause 8.1.7 or 8.1.8 and fails to remedy such breach in the manner and timescale provided for by such clauses;

10.1.4	if the Borrower fails to perform any of its obligations under this agreement or any of the Security Documents to which it is a party and, in any case such failure (if capable of remedy in the opinion of the Bank) remains unremedied to the satisfaction of the Bank for fifteen Business Days after notice requiring its remedy has been given by the Bank to the Borrower;

10.1.5	if any Indebtedness in excess of £50,000 of the Borrower or any subsidiary of the Borrower becomes due and payable prior to its due date (by reason of an event of default howsoever described);

10.1.6	if the Borrower stops payment of its debts or ceases or threatens to cease to carry on its business or is unable to pay its debts as they fall due or is deemed unable to pay its debts generally or enters into any arrangements with its creditors generally;

10.1.7	if the Borrower becomes insolvent or is in liquidation or administration or subject to any other insolvency procedure (but excluding any petition for winding-up which is frivolous or vexatious or an abuse of process and which is stayed or withdrawn within 14 days) in any jurisdiction or a receiver, manager, trustee, custodian or analogous officer is appointed in respect of all or any part of its property, undertaking or assets;

10.1.8	if it becomes unlawful for the Borrower to perform all or any of its material obligations under this agreement or any Security Document to which it is a party or any authorisation, approval, consent, licence, exemption, filing, registration or notarisation or other requirement of any governmental, judicial or public body or authority necessary to enable the Borrower to comply with its obligations under this agreement or any Security Document to which it is a party or to carry on its business is not obtained or, having been obtained, is modified, revoked, suspended, withdrawn or withheld or fails to remain in full force and effect in such a manner or to such an extent that, as a result thereof, the Borrower is unable to comply with its obligations under this agreement or any Security Document to which it is a party;

10.1.9	if:

(i)	the circumstances set out in clauses 10.1.6 or 10.1.7 occur in respect of the Tenant or the Lease Guarantor; or

(ii)	the Tenant or the Lease Guarantor ceases to pay rent under the Occupational Lease; or

(iii)	a breach of the Occupational Lease occurs which the Bank in good faith determines is likely materially and adversely to affect the Borrower’s ability to perform the Secured Obligations;

10.1.10	if all or any of the Security Documents is discontinued or terminated or is or (subject to the Reservations) becomes wholly or partially illegal, invalid or unenforceable;

10.1.11	if any injunction, order, judgment or decision is made or given which materially and adversely affects the ability of the Borrower to carry on its business or to perform any of its obligations under this agreement or any Security Document; and/or

10.1.12	if there is any change in the financial condition of the Borrower which materially and adversely affects the ability of the Borrower to perform any of its obligations under this agreement or any Security Document.

10.2	Remedies If an Event of Default occurs the Bank may:-

10.2.1	by notice to the Borrower, declare the Loan and all accrued interest, fees and other sums owed by the Borrower under this agreement to be immediately due and payable and the same will become so due and payable; and/or

10.2.2	by notice to the Borrower, declare the Commitment to be immediately reduced to zero and the same will be so reduced; and/or

10.2.3	by notice to the Borrower, apply the default interest rate pursuant to clause 4.6 until such time as such Event of Default has been waived or, if such Event of Default is capable of remedy, remedied; and/or

10.2.4	by notice to the Borrower, instruct the Borrower to procure payment of the Gross Rental Income into the Rental Income Account; and/or

10.2.5	take steps to enforce all or any of the Security Documents (without prejudice to such rights as it may already have had to take such steps prior to the occurrence of an Event of Default); and/or

10.2.6	waive the Event of Default.

11	INDEMNITIES

11.1	General Costs The Borrower will from time to time on demand reimburse the Bank for all costs and expenses (including legal fees) and VAT chargeable on them reasonably incurred in or in connection with the preparation, negotiation, execution, preservation and/or enforcement of this agreement and the Security Documents.

11.2	Stamp duties The Borrower will pay on demand all stamp and other duties and Taxes, if any, to which this agreement and the Security Documents may be subject or give rise and indemnify the Bank on demand against any and all liabilities with respect to or resulting from any delay or omission on the part of the Borrower to pay any such duties or Taxes.

11.3	Break costs If any repayment of all or any part of the Loan is made otherwise than on the last day of an Interest Period or the Repayment Date the Borrower will pay to the Bank on demand such additional amount as the Bank may determine is necessary to compensate it for any related loss, premium, penalty or expense incurred or to be incurred by it (including, without limitation, the costs of redeploying any funds borrowed or other commitments entered into by the Bank in respect of this agreement but excluding Margin after the date of repayment).

11.4	Default The Borrower will indemnify the Bank on demand against any loss or expenses (including legal fees) sustained or incurred as a consequence of any failure by the Borrower to perform any of its obligations under this agreement or any Security Document or any Hedging Documents entered into with the Bank or as a consequence of the termination of any Hedging Document entered into with the Bank.

12	PAYMENTS

12.1	Set off The Bank shall be entitled at any time without notice (both before and after demand) to set off any liability of the Borrower under this agreement that has become due after an Event of Default against any credit balance on any account of the Borrower with the Bank (whether current or otherwise or subject to notice or due to the Borrower or not) and the Bank may make such currency purchases as are necessary to effect any such set off.

12.2	Currency The Borrower’s liability under this agreement is to discharge its payment obligations in sterling. If at any time the Bank receives any payment referable to any of the Borrower’s liabilities under this agreement from any source in a currency other than sterling then such payment shall take effect as a payment to the Bank of the amount in sterling which the Bank is able to purchase (after deduction of any relevant costs) with the amount of the payment so received in accordance with its usual practice.

12.3	Indemnity If a payment is made under a court order and is treated by clause 12.2 as a payment of an amount which falls short of the relevant liability of the Borrower expressed in sterling, the Borrower as a separate and independent obligation shall on demand from time to time indemnify the Bank against such shortfall and shall pay interest on such shortfall from the date of such payment to the date the shortfall is paid. Such interest will be calculated under clause 4.6 as if such shortfall were an overdue amount.

12.4	Funds All payments made by the Borrower to the Bank shall be made in sterling in immediately available cleared funds to the credit of such account as the Bank may designate. Such payments shall be made in full without set off or counter-claim and free and clear of any deduction or withholding for or on account of any Tax (save for such deductions or withholdings as are required by law) or any other matter.

12.5	Certificates A certificate signed by an official of the Bank as to any amount due or owing from the Borrower shall be prima facie evidence against the Borrower. All certificates issued by a director of the Borrower under or pursuant to the terms of the Finance Documents shall be issued (and treated as issued) by that director on behalf of the Borrower without personal liability.

13	VALUATIONS

The Bank may request a valuation of the Property by the Valuers at any time. Such valuations shall be at the cost of the Borrower, save that the Borrower will only be liable to reimburse the Bank for the cost of one such valuation in any twelve month period after the second anniversary of the Drawdown Date (unless an Event of Default has occurred and is continuing, or is shown to exist by reason of the valuation, in which case such limitation shall not apply in respect of any valuation obtained while such Event of Default is subsisting).

14	COMMUNICATIONS

14.1	Written All communications under this agreement must be in writing.

14.2	Addresses Any communication may be sent by prepaid post or fax or delivered to the Bank or the Borrower at its address or fax number shown above unless it has communicated another address or fax number to the other in which case it must be sent to the last address or fax number so communicated to the other for this purpose.

14.3	Delivery A communication by the Bank by post will be deemed made on the day after posting by first class post, postage prepaid (but, if to another country, five days after posting by airmail, postage prepaid). In the absence of proof to the contrary at the time of transmission, a communication by the Bank by fax on a Business Day during normal business hours will be deemed made when transmission has been completed. A communication by the Borrower will be deemed made only when actually received by the Bank.

15	LAW AND JURISDICTION

15.1	Law This agreement is governed by and will be construed in accordance with English law.

15.2	Service of Process Without prejudice to any other mode of service, the Borrower authorises and appoints Gravitas Nominees Limited (or such other person in England as it may from time to time substitute by written notice to the Bank) to accept service of all legal process arising out of or connected with the Finance Documents and service on such person(s) (or substitute) shall be deemed to be service on the Borrower. Except upon such a substitution the Borrower shall not revoke any such authority or appointment, shall at all times maintain an agent for service of process in England and, if any such agent ceases for any reason to be an agent for those purposes, shall forthwith appoint another agent and advise the Bank in writing accordingly.

15.3	Jurisdiction For the benefit only of the Bank, the parties irrevocably agree that the English courts are to have jurisdiction to settle any disputes and to entertain any suit, action or proceedings in each case arising out of or in connection with this Agreement (together, in this clause 15 (Law and Jurisdiction), “proceedings”).

15.4	Other courts Nothing contained in this clause 15 (Law and Jurisdiction) shall limit the right of the Bank to take proceedings against the Borrower in the courts of any country in which the Borrower has assets or in any other courts of competent jurisdiction, nor shall the taking of proceedings in one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

15.5	Waiver The Borrower irrevocably waives any objection which it may now or in the future have to any court referred to in this clause 15 (Law and Jurisdiction) as a venue for any proceedings and any claim which it may now or in the future be able to make that any proceedings in any such court have been instituted in an inconvenient or inappropriate forum.

16	ASSIGNMENT AND TRANSFER

16.1	Consent The Bank may assign any of its rights or transfer by novation any of its rights and obligations under the Finance Documents to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets.

16.2	Assignment by Borrower The Borrower may not assign, transfer and/or novate any or all of its rights and/or obligations under this agreement or any Security Document to which it is party without the consent of the Bank.

16.3	Securitisation

16.3.1	The Borrower agrees to:

(i)	co-operate with the Bank to facilitate the rating of any of the Bank’s interest in any of the Finance Documents by internationally recognised ratings agencies nominated by the Bank (including providing access to the Property and the management of the Borrower); and

(ii)	provide such information as the Bank may reasonably require in connection with the sale and transfer of the Bank’s interest in any of the Finance Documents in connection with any securitisation of the Loan whether alone or in conjunction with any other loan or loans, including any information that needs to be disclosed in any offering circular and/or to any internationally recognised ratings agency and its professional advisers, in each case, in connection with the assignment, transfer or disposal of any Bank’s interest in any of the Finance Documents in relation to any securitisation of all or part of the may, in its sole discretion, subdivide, split, sever, modify or retranche the Facility into one or more parts subject to the overall cost of the Facility remaining unchanged if such changes are necessary in order to achieve a successful execution of the loan facility of the securitisation whether alone or in conjunction with any other loan or loans.

16.3.2	The Bank may withhold consent to matters where it could have an adverse impact on ratings for the securitisation or similar transaction.

16.4	Disclosure The Bank may disclose to any of its Affiliates and any other person:

(i)	to (or through) whom the Bank assigns, transfers or disposes of (or may potentially assign, transfer or dispose) all or any of its rights and obligations under the Finance Documents;

(ii)	with (or through) whom the Bank enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Finance Documents;

(iii)	which is a person in whose favour the Bank creates Security over its rights under or in connection with the Finance Documents;

(iv)	which is an internationally recognised ratings agency;

(v)	which is an agent or trustee of the Bank;

(vi)	who is an agent of, or professional and financial adviser to, the Bank or any person named in paragraphs (i) to (v) above; or

(vii)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

any information about the Borrower and the Finance Documents as the Bank shall consider appropriate.

16.5	Service provider The Bank may delegate any of its functions under the Finance Documents to an Affiliate.

16.6	Tranching The Bank may, in its sole discretion, subdivide, split, sever, modify or retranche the Loan into one or more parts (subject to the overall cost of the Loan remaining unchanged) if such changes are necessary in order to achieve a successful Securitisation of the Facility.

17	MISCELLANEOUS

17.1	Delays The Bank’s rights and powers under this agreement will not be affected or impaired by any delay or omission by the Bank in exercising them or by any previous exercise of any such rights or powers.

17.2	Severability Each of the provisions of this agreement shall be severable and distinct from one another and if at any time any one or more of these provisions (or any part of them) is or becomes invalid, illegal or unenforceable the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

17.3	Counterparts This agreement may be executed in counterpart.

THIS AGREEMENT has been signed on the date first stated on page 1 above.

SCHEDULE 1

Conditions Precedent

1.	Corporate approvals etc

1.1	A copy of the constitutional documents of the Borrower and the Shareholder.

1.2	Copies of resolutions of the directors of the Borrower and the Shareholder:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

1.3	A specimen of the signature of each person authorised by the resolution referred to in paragraph 1.2 above.

1.4	A certificate of the Borrower (signed by a director) confirming that borrowing the Loan would not cause any borrowing limit binding on the Borrower to be exceeded.

1.5	A certificate of an authorised signatory of the Borrower and the Shareholder certifying that each copy document relating to it specified in this Schedule 1 is correct, complete and in full force and effect as at a date no earlier than the Drawdown Date.

2.	Finance Documents

2.1	This agreement.

2.2	The Debenture, the Security Interest Agreement (Shares) and the Subordination Agreement.

2.3	Share certificates, and a duly signed but undated transfer form for the Borrower.

2.4	A certified copy of the register of members for the Borrower.

2.5	Duly executed notices as required under the Debenture and the Security Interest Agreement (Shares).

3.	Financial information

3.1	A copy of the pro forma profit and loss accounts and balance sheet of the Borrower for the period since the Borrower’s formation.

3.2	Evidence of the financial standing of the Tenant.

3.3	A structure chart showing the ownership of shares in the Borrower.

3.4	Evidence satisfactory to the Bank that the Borrower has paid, or caused to be paid in immediately available funds, all amounts necessary (after taking into account the amount of the Loan) to pay the purchase price for the Property in full together with all costs and expenses associated with the purchase of the Property.

4	Property

4.1	A structural survey in relation to the Property addressed to the Bank.

4.2	An environmental report in relation to the Property addressed to the Bank.

4.3	Confirmation from the Bank that it has carried out a satisfactory inspection of the Property.

4.4	Evidence that the Borrower is not required under United Kingdom law to make any deduction or withholding for or on account of Tax from any payment of Gross Rental Income including (without limitation) evidence that HM Inland Revenue has given the Borrower clearance under the Taxation of Income (Non-Resident Landlords) Regulations 1995 in order that all amounts of Gross Rental Income derived from the Property may be paid to the Borrower without any withholding or deduction for Tax.

4.5	All title documents in relation to the Property or a satisfactory undertaking in respect of the same.

4.6	The Occupational Lease or a solicitors undertaking in form and substance satisfactory to the Bank to hold it to the order of the Bank.

4.7	The results of land registry searches in favour of the Bank on the appropriate forms against the registered title comprising the Property giving not less than twenty five Business Days’ priority beyond the date the Property became subject to the Security Documents and showing no adverse entries.

4.8	An effective discharge of all security affecting the Property (if any) or an undertaking regarding the release of such security by the vendor’s solicitor or the vendor’s mortgagee’s solicitors in form and substance satisfactory to the Bank.

4.9	An undertaking from the Borrower’s Solicitors to use reasonable endeavours forthwith:

(i)	to satisfy any requisitions raised by any relevant tax authority in relation to stamp duty land tax or by any land registry necessary in order to register the transfer of the Property or in order to register the security created in respect of the Property under the Finance Documents (including applications to enter on the register the restriction against dealings); and

(ii)

to forward to the Bank any stamp duty land tax certificates within five Business Days following receipt from the HM Revenue & Customs and to notify the Bank in writing by no later than the twentieth Business Day after the date each Property became subject to the terms of the relevant Finance Documents, if any requisite stamp duty land tax certificates have not been received from HM Revenue & Customs by that time.

4.10	Copies of all notices to tenants and consents by landlords as applicable in relation to the Property.

4.11	Appropriate land registry application forms duly completed and accompanied by duly signed and completed stamp duty land tax returns authorising solicitors to handle correspondence on the Borrower’s behalf.

4.12	An authority from the vendor of the Property directing each of the occupational tenants of the Property to pay Gross Rental Income to the Managing Agent’s Account.

4.13	A copy of the vendor’s completion statement.

5.	Insurance

5.1	Evidence of the extent and level of the insurance cover in force in relation to the Property and that the interest of the Bank as mortgagee is stated as co-insured in accordance with, and that the Insurance Policies comply with, the requirements of clause 8.1.3.

5.2	A copy of the latest insurance valuation in relation to the Property.

6.	VAT

6.1	A copy of the Borrower’s application to register for VAT.

6.2	Evidence that the Borrower has:

(i)	made a valid election to waive exemption pursuant to paragraph 2 of schedule 10 to the Value Added Tax Act 1994 in relation to each Property and that each such election has effect;

(ii)	given written notification of the making of each such election to HM Revenue & Customs in accordance with paragraph 3 of that schedule 10; and

(iii)	given written notification to the vendor of the Property that paragraph (2B) of Article 5 of the Value Added Tax (Special Provisions) Order 1995 does not apply to the Borrower.

7.	Managing Agent

7.1	A Management Agreement executed by the Borrower and the Managing Agent.

7.2	The Undertaking executed by the Managing Agent.

7.3	Evidence that the Managing Agent has established the Managing Agent’s Account.

8.	Report on title

8.1	A report on title from the Borrower’s Solicitors in respect of the Property, addressed to the Bank.

8.2	A report by the Bank’s Solicitors, addressed to the Bank, providing an overview in respect of the report on title.

9.	Valuation

A Valuation prepared by the Valuer dated on or about the Drawdown Date showing an aggregate valuation in respect of the Property of not less than £10,000,000.

10.	Opinion

A legal opinion from Jersey lawyers approved by the Bank.

11.	Other documents and evidence

11.1	A copy of any other authorisation or other document, opinion or assurance which the Bank reasonably considers to be necessary (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

11.2	Evidence that the fees, costs and expenses then due from the Borrower under this agreement have been paid or shall be paid by the Drawdown Date.

SCHEDULE 2

Drawdown Notice

To:        The Royal Bank of Scotland plc

From:    CBRERT Coventry Limited

Date:     [                    ] 2007

Dear Sirs

£[                    ] Loan Agreement dated [            ] 2007

We refer to the above loan agreement (the “Loan Agreement”) made between (1) ourselves as Borrower and (2) yourselves as Bank. Expressions defined in the Loan Agreement will have the same meaning in this notice.

We give you notice that we wish to make a Drawing of £[            ] under the Loan Agreement. Please make it available to account number: [            ] with [            ], London in the name of [            ].

As at the date of this notice the representations and warranties contained in clause 7 of the Loan Agreement are true and accurate and no Event of Default or event which upon the giving of notice or with the lapse of time or both or the satisfying of other conditions would constitute an Event of Default has occurred or will occur as a result of the Drawing.

Yours faithfully

SCHEDULE 3

Undertaking

The Royal Bank of Scotland plc

280 Bishopsgate

London EC2M 4RB

(attention: Tom Armour / Peter Nash)

Dated: [            ] 2007

Dear Sirs

CBRERT Coventry Limited (the “Borrower”) and

The Royal Bank of Scotland plc (the “Bank”)

We have been appointed by the Borrower as sole Managing Agent for the land and buildings known as 602 Central Boulevard, Prologis Park, Coventry (the “Property”) pursuant to the terms of an agreement dated                                          2007 (the “Management Agency Agreement”).

We are aware that you are proposing to make a loan facility available to the Borrower pursuant to a loan agreement of even date (the “Loan Agreement”) and that your security for such loan facility will include a charge over the Property and a charge over the Gross Rental Income (as defined in the Loan Agreement) arising from the Property.

In consideration of the Bank giving time or credit or financial facilities to the Borrower and also of approving and continuing to approve our appointment as Managing Agent of the Property, we hereby give with the consent of the Borrower an irrevocable undertaking to the Bank as follows:

(a)	we will fully comply with the obligation imposed upon us under the terms of the Management Agency Agreement and will not agree to any material variation thereof without the Bank’s consent;

(b)

we shall until such time as the Bank gives notice to us under paragraph (d) hereof within 5 business days of receipt of any Gross Rental Income payable from time to time in relation to the Property directly pay such Gross Rental Income into the Managing Agent’s Account (as defined in the Loan Agreement) and shall within 10 Business Days of receipt of the Gross Rental Income (and in any event before 20th of each calendar month following the rental quarter date) transfer the balance available in the Managing Agent’s Account into the Rental Income Account (as defined in the Loan Agreement) or such other account as the Bank notifies us in writing without set-off or counterclaim and pending such transfer we shall hold all such funds received by us on trust for you.

(c)

we acknowledge that following receipt of notice from the Bank that an Event of Default has occurred which has not been remedied to the satisfaction of the Bank and which has not been waived, the Bank will only allow withdrawal from the Managing Agent’s Account of amounts to pay the deductions referred to in the definition of Net Rental Income in the Loan Agreement if we demonstrate to the Bank that such deductions are then due and payable by us in respect of the Property or relate to payments made to us on account in relation to anticipated future expenditure and after payment of any deductions permitted by the Bank, the balance of monies (if any) in the Managing Agent’s Account will be transferred forthwith into the Rental Income Account without set-off or counterclaim and thereafter forthwith upon receipt of any future Gross Rental Income payable in relation to the Property we shall promptly and directly pay such Gross Rental Income into the Rental Income Account without set off or counterclaim;

(d)	if the Bank serves notice under paragraph (c) above or under clause 9.8.3 of the Loan Agreement, then either the Borrower on the instructions of the Bank or we will be entitled to terminate the Management Agency Agreement with immediate effect but any monies then in the Managing Agent’s Account will be dealt with in accordance with this letter;

(e)	we acknowledge and confirm that all monies from time to time held in the Managing Agent’s Account are and will be held by us as agent and trustee solely and beneficially for the Borrower under the terms of the Management Agency Agreement;

(f)	we will as soon as reasonably practicable notify the Bank of any material breach, default or alleged breach or default by any tenant or occupier of any of the terms of their tenancy, lease licence or other agreement as soon as we become aware of or we are notified of the same and without limitation we will inform the Bank if any tenant fails within 28 days of the due date to make any payment of the rent but for the purposes excluding service charges and insurance rent due under its lease;

(g)	we will immediately notify the Bank of any material damage or destruction of the Property or any part thereof as soon as we become aware of the same;

(h)	we will immediately inform the Bank of the termination by the Borrower of our employment as Managing Agent of the Property or if we cease to be the sole Managing Agent and we will not terminate the Management Agency Agreement without giving the Bank ten working days prior notice in writing;

Our obligations under this letter will continue until:

(i)	immediately after we have given written notice to the Bank of the termination of our employment as Managing Agent of the Property provided that and notwithstanding such notice where we continue to hold any Gross Rental Income our obligations under paragraph (b) or paragraph (c) above, as the case may be, shall continue until we have paid those monies in accordance with the relevant paragraph; or

(ii)	until the indebtedness of the Borrower to the Bank secured on the Property has been repaid whichever shall first occur.

We note that you will notify us when the indebtedness to the Bank secured on the Property has been repaid.

Yours faithfully

For and on behalf of

SCHEDULE 4

Compliance Certificate

To:

The Royal Bank of Scotland plc

280 Bishopsgate

London EC2M 4RB

Attention: Tom Armour / Peter Nash

Date:                              20

Dear Sirs

We refer to the loan agreement dated [    ] April 2007 between you and us (the “Loan Agreement”). This is a Compliance Certificate as defined in the Loan Agreement. Terms defined in the Loan Agreement shall have the same meaning in this Compliance Certificate.

Without personal liability, I hereby certify on behalf of the Borrower as follows:

1.	For the rental quarter ended [ ] 20 , Net Rental Income was £ and for the last Interest Period interest payable on the Loan (taking into account any hedging) was £ . The ratio of Net Rental Income to interest on the Loan was therefore %, which complies with clause 8.1.7 of the Loan Agreement.

2.	As of the date hereof the Loan (less any amounts placed with you by us in a blocked deposit account) is £ . The Market Value of the Property is £ . The LTV Percentage is therefore %, which complies with clause 8.1.8 of the Loan Agreement.

3.	No Event of Default is currently subsisting.

Yours faithfully

For CBRERT Coventry Limited

Director

SCHEDULE 5

The Property

The freehold property known as 602 Central Boulevard, Prologis Park, Coventry (title number WK400631)

The Borrower

CBRERT Coventry Limited

By:

The Bank

The Royal Bank of Scotland plc

By: